Exhibit 10.2

December 16, 2014

Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, MA 01801

To the Board of Directors of Skyworks Solutions, Inc.,

I write regarding the Amended and Restated Change of Control / Severance Agreement between me and Skyworks Solutions, Inc., a Delaware corporation dated November 23, 2010 (the “Agreement”).

More specifically, this letter sets forth my desire and agreement, effective as of the date hereof, to waive my rights to the Gross-Up Payment under Section 1.4 of the Agreement. Except as specified above, this letter shall not affect any other terms of the Agreement, which remains in full force and effect.

Very truly yours,

/s/ David J. Aldrich
David J. Aldrich